March 2, 2015

Principal Solar, Inc.
2700 Fairmount Street
Dallas, Texas 75201
Attention: Michael Gorton, Chairman and Chief Executive Officer

Dear Mr. Gorton:

Northland Securities, Inc. ("NORTHLAND") would be pleased to act as lead underwriter and joint book runner for Principal Solar, Inc., a Delaware corporation (the "Company"), subject to the terms and conditions of this letter agreement (the "Agreement"). Text Northland Capital Markets is the trade name for certain capital markets and investment banking activities of Northland Securities, Inc., member FINRA/SIPC.

1. ***The Offering.***

(a) During the Offering Engagement Period (as defined in Section 6, below), NORTHLAND will be the lead underwriter and joint book runner to the Company with respect to the proposed offering (the "Offering") of equity securities (the "Securities") in connection with the proposed transaction described below. The actual terms of the Offering will depend on the outcome of NORTHLAND's due diligence investigation and market conditions, and will be subject to negotiation between the Company and NORTHLAND.

(b) In undertaking its role as lead underwriter and joint book runner, NORTHLAND anticipates that its activities would include the following, as requested from time to time by the Company:

(i) Reviewing the proposed transaction;

(ii) Assisting the Company in the Company's determination of appropriate structure;

(iii) Conducting an examination of documents and records pertaining to the Company, interviewing Company personnel, and making such other reasonable investigations as NORTHLAND deems necessary and appropriate under the circumstances;

(iv) Performing financial analysis of the Company and comparisons with other companies in its industry; and

(v) Such other services as are customary in engagements of the type contemplated hereby and as may be agreed upon by the Company and NORTHLAND.

(c) The Company understands and acknowledges that NORTHLAND is not undertaking to provide any legal, accounting, tax, regulatory, insurance, executive compensation, environmental or other professional advice or services in connection with this engagement.

(d) NORTHLAND intends to conduct the Offering on a firm commitment basis, only after execution of an underwriting agreement, which will include customary representations and warranties, covenants, conditions, termination provisions and indemnification, contribution and limitation of liability, all satisfactory to NORTHLAND in its sole discretion. NORTHLAND's willingness to execute an underwriting agreement and conduct the Offering will be subject to its satisfaction, in its sole discretion and judgment, with market conditions and the results of its due diligence investigation of the Company and its business.

(e) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into and carry out the terms and provisions of this Agreement.

(f) Nothing contained in the Company's charter documents, by-laws, stockholders' agreements, or any other document, agreement, contract or instrument to which the Company is a party, to which the Company is subject, or in any order, judgment or settlement of any court or governmental agency to which the Company is bound conflicts with or in any way restricts or otherwise limits or conditions the Company's ability to enter into, and perform under, this Agreement and consummate the transactions contemplated herein. Neither the entering into of this Agreement nor the consummation of the transactions contemplated herein will trigger any payment by the Company to a third party (including, but not limited to, any "tail" payments) or require the authorization, registration, qualification or approval of any government agency to which the Company is subject.

(g) Nothing in this Agreement shall be construed to limit the ability of NORTHLAND or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationships with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company's, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.

(h) The Company acknowledges that all advice (written or oral) given by NORTHLAND to the Company is intended solely for the benefit and use of the Company. Other than to the extent required to be reflected in Board of Directors and committee meeting minutes, no advice (written or oral) of NORTHLAND hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to NORTHLAND be made by the Company (or such persons), without the prior written consent of NORTHLAND.

(i) Except for the private placement of debt and/or equity securities in an amount not to exceed $3,000,000, during the Offering Engagement Period, the Company will not offer any Securities or other securities for sale to, or solicit any offers to buy from, any person or persons, whether directly or indirectly, otherwise than through NORTHLAND. Furthermore, the Company agrees that during the Offering Engagement Period, all inquiries, whether direct or indirect, from prospective investors will be referred to NORTHLAND and the Company represents and warrants that Carlyle Capital Markets, Inc. will not be due any consideration under the December 3, 2013 Consulting Agreement between Carlyle and the Company as a result of the Offering. The Company shall not be obligated to sell the Securities or to accept any offer thereof, and the terms of such Securities and the final decision to issue the same shall be subject to the sole discretionary approval of the Company.

2. ***Reserved***

3. ***Information to be Supplied; Confidentiality.***

(a) NORTHLAND and its agents and counsel will be accorded access to and may examine documents, records and other materials and information of the Company and its subsidiaries (all information so furnished being the "Information") as NORTHLAND reasonably deems appropriate to perform its assignment hereunder. All such Information provided by the Company shall to the best of the Company's knowledge be complete and accurate and not misleading. The Company will provide NORTHLAND with access to officers, directors, employees, accountants, counsel and other representatives of the Company (collectively, the "Representatives"). NORTHLAND will maintain the confidentiality of the Information for a period of two (2) years from the date of this Agreement and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized in writing by the Company or as required by law, rule or regulation, including FINRA Rule 2711 and FINRA Rule 2210, or by order of a governmental authority or court of competent jurisdiction. The Company recognizes and confirms that NORTHLAND: (i) will use and rely primarily on the Information, information supplied to NORTHLAND by the Company or any Representative of the Company and information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets or liabilities of the Company or any of its market competitors. NORTHLAND may share this information with its advisors and counsel, as well as other underwriters and selling group members, without violating the terms of this Agreement.

(b) The foregoing paragraph shall not apply to information that:

(i) at the time of disclosure by the Company to NORTHLAND is, or thereafter becomes, generally available to the public or within the industries in which the Company or NORTHLAND or its affiliates conduct business, other than as a direct result of a breach by NORTHLAND of its obligations under this Agreement;

(ii) prior to or at the time of disclosure by the Company to NORTHLAND, was already in the possession of, or conceived by, NORTHLAND or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to them other than from the Company;

(iii) at the time of disclosure by the Company to NORTHLAND or thereafter, is obtained by NORTHLAND or and of its affiliates from a third party who NORTHLAND reasonably believes to be in possession of the Information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that Information; or

(iv) is independently developed by NORTHLAND or its affiliates, but not including the confidential information provided to NORTHLAND by the Company.

(j) The Company acknowledges and agrees that NORTHLAND's role in reviewing any information is limited solely to performing such reviews as NORTHLAND deems necessary for purposes of its own analysis, and shall not be on behalf or for the benefit of the Company or any other person.

4. ***Fees and Expenses.***

(a) Concurrently with the consummation of the Offering, the Company shall pay in cash to all of the underwriters in the Offering a fee (the "Fee") equal to 7.0% of the gross proceeds received from the sale of the Securities, which Fee is to be paid by means of a discount from the offering price

to purchasers in the Offering or, at NORTHLAND's option, as a cash fee at closing. NORTHLAND shall receive not less than 60% of the Fee. NORTHLAND agrees that the Fee is contingent on the Closing of the purchase and sale of Securities pursuant to the Offering and the Company will not be obligated to pay the Fee unless the sale of such Securities is consummated.

(b) In addition to the Fee payable to NORTHLAND under this Agreement, the Company agrees to reimburse NORTHLAND at the earlier to occur of Closing or abandonment of the Offering for its out-of-pocket, accountable, bona fide expenses actually incurred in connection with its services under this Agreement (up to a maximum of $500,000) whether or not the Offering is consummated, including any fees and disbursements of NORTHLAND's legal counsel (the "Expense Reimbursement").

(c) The Company acknowledges and agrees that it will be responsible for and shall pay all costs and expenses incident to the purchase, sale and delivery of Securities in the Offering, including, without limitation, all fees and expenses of filing with the SEC and the FINRA; all Blue Sky fees and expenses; fees and disbursements of counsel and accountants for the Company; printing costs; costs of background investigations; all "road show" costs (regardless of the form in which the roadshow is conducted) and costs of Company and NORTHLAND personnel, including but not limited to, commercial or charter air travel, and local hotel accommodations and transportation.

(d) The Company acknowledges that the efforts of NORTHLAND in performing the services described herein will be of substantial assistance to the Company in enabling it to access the capital markets. Therefore, in the event the Company determines to undertake any public or private offering of securities, or any merger, acquisition or sale transaction, whether on its own behalf or on behalf of its securityholders, at any time within the Offering Engagement Period (as defined below) or within 24 months thereafter, the Company will offer Northland the right to serve as exclusive placement agent (in the case of a private offering) lead-managing underwriter (in the case of a public offering), or as exclusive financial advisor (in the case of a merger, acquisition or sale transaction). If NORTHLAND agrees to act in such capacity, the Company and NORTHLAND will enter into an appropriate form of separate agreement containing customary terms and conditions to be mutually agreed upon. This Agreement is neither an expressed nor implied commitment by NORTHLAND to act in any capacity in any such transaction or to purchase any securities in connection therewith, which commitment will only be set forth in a separate agreement. Notwithstanding the foregoing, in no event shall the right of first refusal provided by this Section 4(d) have a duration of more than three years from the date of effectiveness or commencement of sales of the Offering. If this Agreement is terminated for cause (as hereinafter defined), this Section 4(d) shall terminate and not survive termination of this Agreement. "Cause" means NORTHLAND's material failure to provide the underwriting services contemplated in this Agreement.

5. ***Indemnification, Contribution, and Limitation of Liability.*** The Company agrees to indemnify NORTHLAND and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I hereto, which is incorporated herein by reference, and agrees to the other provisions of Appendix I hereto, regardless of whether the proposed Offering is consummated. The obligations of the Company pursuant to this paragraph and Appendix I hereto shall survive any expiration or termination of this agreement or NORTHLAND's engagement hereunder.

6. ***Term of Engagement Period; Survival of Provisions.***

(a) The term of NORTHLAND's engagement with respect to the Offering (the "Offering Engagement Period") shall be for four months commencing on the date of execution of this Agreement; provided, however, that either party may terminate the Offering Engagement Period at any time upon 10 days written notice to the other party.

(b) Except as set forth in Section 4(d), this Agreement and the Appendixes shall survive any termination of the Offering Engagement Period. With respect to the fees, costs and expenses set forth in Section 4, upon termination of the Offering Engagement Period, NORTHLAND shall be entitled to collect all such fees, costs and expenses accrued through the date of termination in accordance with the terms of Section 4.

7. ***Agreements Not to Compete.*** Prior to or concurrently with the consummation of the Offering, the senior officers of the Company shall enter into agreements not to compete with the Company for a minimum period of one year following the Offering. The terms of such agreements shall be determined by the Company and shall be reasonably acceptable to NORTHLAND.

8. ***Independent Contractor; No Fiduciary Duty.*** The Company acknowledges and agrees that it is a sophisticated business enterprise and that NORTHLAND has been retained pursuant to this Agreement to act as an underwriter in connection with the Offering. In such capacity, NORTHLAND shall act as an independent contractor and not as an agent or fiduciary to the Company or its stockholders, and any duties of NORTHLAND arising out of its engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to the Company. Each party disclaims any intention to impose any fiduciary duty on the other.

9. ***Announcements of Offering and Other Transactions.*** If the Offering or Other Transaction is consummated in which NORTHLAND acts as underwriter or otherwise, NORTHLAND may, at its sole option and expense, place an announcement in such newspapers, periodicals and marketing materials as NORTHLAND may choose stating that NORTHLAND has so acted, and the capacity in which it has acted. NORTHLAND may include the name of the Company and the Company's logo or other indentifying mark in any of its announcements without the consent of the Company.

10. ***Amendments; Other Engagements.***

(a) This Agreement may be modified or amended, or its provisions waived, only in a writing signed by each of the parties hereto.

(b) The Company further understands that if NORTHLAND is asked to act for the Company in any other formal additional capacity relating to this engagement but not specifically addressed in this letter, then such activities shall constitute separate engagements and the terms and conditions of any such additional engagements will be embodied in one or more separate written agreements, containing provisions and terms to be mutually agreed upon, including without limitation appropriate indemnification and contribution provisions. The provisions of Appendix I hereto shall apply to any such additional engagements, unless superseded by similar provisions set forth in a separate document applicable to any such additional engagements, and shall remain in full force and effect regardless of any completion, modification or termination of NORTHLAND's engagement(s).

11. ***No Commitment.*** This Agreement does not and will not constitute any agreement, commitment or undertaking, express or implied on the part of NORTHLAND or any of its affiliates to purchase or to

sell any securities (including, but not limited to, the Securities) or to provide any financing and does not ensure the successful arrangement or completion of the Offering or any Other Transaction.

12. ***Entire Agreement.*** This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof, including the original February 17, 2015 Engagement Letter between the parties.

13. ***Severability.*** If any portion of this Agreement shall be held or made unenforceable or invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect, and, to the fullest extent, the provisions of the Agreement shall be severable.

14. ***Headings.*** The descriptive headings of the paragraphs, subparagraphs and Appendixes of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretations of this Agreement.

15. ***Beneficiaries.*** This Agreement shall inure to the sole and exclusive benefit of NORTHLAND and the Company and the persons referred to in Appendix II and their respective successors and representatives. The obligations and liabilities under this Agreement shall be binding upon NORTHLAND and the Company.

16. ***Failure or Delay No Waiver.*** It is understood and agreed that failure or delay by either the Company or NORTHLAND in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

17. ***Governing Law; Waiver of Trial by Jury.*** All aspects of the relationship created by this engagement and this agreement and any other agreements relating to the engagement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein and, in connection therewith, the parties hereto consent to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County or the United States District Court for the Southern District of New York and agrees to venue in such courts. Notwithstanding the foregoing, solely for purposes of enforcing the Company's obligations under Appendix I hereto, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim relating to or arising out of this engagement is brought by or against any Indemnified Person. NORTHLAND AND THE COMPANY EACH HEREBY AGREES TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF OR RELATING TO THIS ENGAGEMENT.

18. ***Interpretation.*** No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

19. ***Counterparts.*** This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be considered a single instrument. Facsimile and .pdf signatures to this Agreement shall be acceptable and binding.

If the foregoing terms correctly set forth our agreement, please sign and return to us a duplicate copy of this Agreement. We look forward to working with you toward the successful conclusion of this engagement.

Very truly yours,

NORTHLAND SECURITIES, INC.

By: ______________________
Shawn D. Messner
Head of Energy, Investment Banking

Accepted and agreed to as of the date first written above:

PRINCIPAL SOLAR, INC.

By: ______________________
Michael Gorton,
Chairman and Chief Executive Officer

APPENDIX I

In the event that Northland Securities, Inc. or any of their respective affiliates (the "*Underwriter*"), the respective shareholders, directors, officers, agents or employees of the Underwriter, or any other person controlling the Underwriter (collectively, "*Indemnified Persons*") becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including stockholders of Company, in connection with or as a result of (i) the engagement contemplated by the letter agreement to which this Appendix I is attached (the "*engagement*"), or (ii) any untrue statement or alleged untrue statement of a material fact contained in any offering materials, including but not limited to any registration statement, prospectus and any prospectus supplement used to offer securities of Company in a transaction subject to the engagement as such materials may be amended or supplemented (and including but not limited to any documents deemed to be incorporated therein by reference) (collectively, the "*Offering Materials*"), or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, Company will reimburse such Indemnified Person for its reasonable legal and other expenses (including without limitation the reasonable costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing the engagement) incurred in connection therewith as such expenses are incurred; provided, however, that with respect to clause (i) above if it is finally determined by a court or arbitral tribunal in any such action, claim, suit, investigation or proceeding that any loss, claim damage or liability of the Underwriter or any other Indemnified Person has resulted primarily and directly from the gross negligence or willful misconduct of the Underwriter or any other Indemnified Person, then the Underwriter will repay such portion of reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of the Underwriter or any other Indemnified Person which is the subject of such determination. Company will also indemnify and hold harmless each Indemnified Person from and against any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, "*Losses*") related to or arising out of (i) the engagement, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Offering Materials, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except, with respect to clause (i) above, to the extent any such Losses are finally determined by a court or arbitral tribunal to have resulted primarily and directly from the willful misconduct or gross negligence of the Underwriter or any other Indemnified Person.

If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless (except by reason of the gross negligence or willful misconduct of the Underwriter (as described above), Company and the Underwriter shall contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by Company, on the one hand, and by the Underwriter and/or any other Indemnified Person, on the other hand, with respect to the engagement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of Company on the one hand and of the Underwriter and/or any other Indemnified Person on the other hand; provided, however, that in no event shall the amounts to be contributed by the Underwriter exceed the fees actually received by the Underwriter in the engagement. Relative benefits to Company, on the one hand, and the Underwriter and/or any other Indemnified Person, on the other hand, shall be deemed to be in the same proportion as (i) the total value actually paid or received by Company or its security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the engagement, bears to (ii) all fees actually received by the Underwriter in the engagement.

Company also agrees that neither the Underwriter nor any other Indemnified Person shall have any liability to Company or any person asserting claims on behalf or in right of Company in connection with or as a result of the engagement or any matter referred to in the engagement, except to the extent that any Losses incurred by Company are finally determined by a court or arbitral tribunal to have resulted primarily and directly from the willful misconduct or gross negligence of the Underwriter or any other Indemnified Person in performing the services that are the subject of the engagement.

Company's obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

The provisions of this Appendix I shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the engagement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

In the event Company proposes to engage in any sale, distribution or liquidation of all or a significant part of its assets, or any merger or consolidation and Company is not to be the surviving or resulting corporation or entity in such merger or consolidation, Company will give prompt prior notice thereof to the Underwriter and will use commercially reasonable to make proper provision in a manner reasonably satisfactory to the Underwriter so that Company's obligations hereunder are expressly assumed by the other party or parties to such transaction.